EXHIBIT 10.18

WAIVER AGREEMENT

This Waiver Agreement (this "Agreement") is entered into as of March 12, 2004 between Jeffery A. Smisek ("Executive") and Continental Airlines, Inc., a Delaware corporation ("Company"), and is effective as of January 1, 2004.

Recitals

Company and Executive are parties to that certain Employment Agreement, dated as of July 25, 2000, as amended by letter agreement dated as of April 9, 2002 (as so amended, the "Employment Agreement");

Section 3.2(a) of the Employment Agreement provides that the Company shall at all times provide Executive with a specified annual cash bonus opportunity;

The Human Resources Committee of the Board of Directors of the Company has determined that, with respect to fiscal year 2004, no awards under the Company's Executive Bonus Performance Award Program will be made, which constitutes a material breach of the Employment Agreement pursuant to Section 2.3(vi);

In accordance with the terms of this Agreement, Executive has agreed to waive enforcement against the Company of the Company's obligation to provide him the specified annual cash bonus opportunity with respect to fiscal year 2004 only; and

In connection therewith, Company desires to enter into this Agreement with Executive, and Executive has consented to entering into this Agreement, in order to formalize Executive's waiver.

NOW THEREFORE, in consideration of the foregoing, Company and Executive agree as follows:

1. Executive acknowledges that the Human Resources Committee of the Company has determined that the Company will not provide to any participant, including him, an award with respect to fiscal year 2004 under Company's Executive Bonus Performance Award Program and, as of the date of this Agreement, has not adopted any alternative bonus program that would provide Executive with the annual cash bonus opportunity described in Section 3.2(a) of the Employment Agreement.

2. Executive hereby agrees irrevocably to waive (i) enforcement against the Company of the Company's obligation to provide him the specified annual cash bonus opportunity described in Section 3.2(a) of the Employment Agreement, and (ii) the breach of the Employment Agreement, as referenced in Section 2.3(vi) thereof, caused by such failure to grant the award described in paragraph 1 above without providing the Executive with an alternative annual cash bonus opportunity meeting the requirements described in Section 3.2(a) of the Employment Agreement; provided, however, that in each case such waiver shall be with respect to the Company's failure to provide Executive with the specified cash bonus opportunity for fiscal year 2004 only. Such waiver shall apply only to the circumstances described in paragraph 1 above and only with respect to fiscal year 2004, and shall not constitute a waiver of any other circumstance, including any future failure to make awards or provide the specified cash bonus opportunity to Executive with respect to other fiscal years.

3. The parties agree that this Agreement constitutes the entire agreement between the parties with respect to the waiver described herein, and supersedes any other prior agreement, written or oral, between the parties with respect thereto. This Agreement is governed by the laws of the State of Texas, may not be amended or waived except in a writing signed by both parties hereto, and shall be binding on the parties' respective successors, assigns, heirs, executors or administrators.

IN WITNESS WHEREOF, the parties, thereunto duly authorized, have executed this Agreement as of the date first above mentioned.

CONTINENTAL AIRLINES, INC.

By:_/s/ Michael Campbell_________

Michael Campbell

Senior Vice President - Human Resources and Labor Relations

EXECUTIVE

__/s/ Jeffery A. Smisek____________

Jeffery A. Smisek